Exhibit 99.1

UMH PROPERTIES, INC. SECOND QUARTER 2026 OPERATIONS UPDATE

FREEHOLD, NJ, July 2, 2026 ……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with the following update on our second quarter 2026 operating results:

1.	We increased total rental and related income by 10.3% and same store rental and related income by 9.2% for July 2026 compared to July 2025.

2.	We increased home sales income by 9.2% compared to the same period last year, increasing sales from $10.5 million in last year’s second quarter to $11.4 million this most recent quarter.

3.	During the quarter, we rented 193 new rental homes. Net rental home occupancy increased by 139 units. UMH now owns approximately 11,200 rental homes with an occupancy rate of 95.3%.

4.	Same property occupancy increased 430 units for the first half of the year. During the quarter, occupancy increased by 97 units. Community occupancy was 89.0% and same property occupancy was 89.4%.

5.	We issued and sold approximately 353,000 shares of our Series D Preferred stock through our Preferred At-The-Market sale program at a weighted average price of $21.61 per share generating gross proceeds of $7.6 million.

6.	We amended and extended our unsecured revolving line of credit which now provides for $260 million in available borrowings, with a $340 million accordion feature, bringing the total potential availability up to $600 million. The value of the unencumbered communities included under the line had a reduction of the capitalization rate from 6.5% to now 6.0% applied to the Net Operating Income. The interest charged on our line has also been reduced by approximately 35 to 40 basis points, depending on our leverage ratio. The amended line has a four-year term with an additional one-year option.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “UMH continued our strong momentum in the second quarter. Our high-quality communities are experiencing strong demand which is resulting in record sales, growing occupancy and increased revenue.

“We are pleased to report that we set a quarterly sales record of $11.4 million with over $5 million in sales closings in June. Our sales pipeline is growing, and we anticipate continued growth throughout the remainder of the year. Additionally, we converted 193 new homes from inventory to revenue generating rental homes. We currently have 100 homes on site that are ready for occupancy with another 300 homes currently being set up. This inventory will allow us to drive additional occupancy, revenue growth and sales volume in the third quarter of 2026 and beyond.

“Additionally, we strengthened our balance sheet through the issuance of our preferred shares and the successful amendment and extension of our revolving line of credit, which will allow us to continue our internal investments and provides us with financial flexibility.

“The investments we have made in our communities, expansions and value-added acquisitions have positioned the company to grow further through the occupancy of our 3,200 vacant sites and development of 2,300 acres of vacant land.

We look forward to reporting our full second quarter results on August 5, 2026.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the second quarter ended June 30, 2026. UMH’s final second quarter results will be released on Wednesday, August 5, 2026, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, August 6, 2026, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062